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                                                                   EXHIBIT 21.1

                      SUBSIDIARIES OF CHILES OFFSHORE LLC

SUBSIDIARY
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Chiles Offshore Finance Corp.
Chiles Columbus LLC
Chiles Magellan LLC

None of Chiles Offshore Finance Corp., Chiles Columbus LLC or Chiles Magellan LLC has any subsidiaries.